UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2019

XSPORT GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Wyoming	80-0873491
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Camden Road, #107-196, Charlotte, NC	28203
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(980) 875-4199

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 11, 2019, XSport Global, Inc., a Wyoming corporation (the “Company”), consummated the offering of a 10% Convertible Promissory Note in the principal amount of $75,000 (the “Note”) in a private placement to an accredited investor. In connection with the sale of the Note, the Company also entered into a Securities Purchase Agreement relating to the sale of the Note (the “Purchase Agreement”).

The 10% Note will mature on November 6, 2019, and bears interest at a rate of 10% per annum.  It is convertible into the Company’s common stock (the “Common Stock”) on any date after issuance, after which the Note may be converted into Common Stock at a 40% discount to the lowest trading price of the Common Stock during the 20 trading days prior to the date of the conversion notice, or the closing bid price, whichever is lower.  Such conversion is subject to certain additional terms and conditions, including a waivable limitation on the noteholder’s ability to convert the Note into an amount of Common Stock that would result in the noteholder, together with its affiliates, owning more than 4.9% of the outstanding Common Stock.

The Note may be prepaid in full on any day on or prior to August 7, 2019, but is subject to prepayment premiums that increase over time.  Upon maturity of the Note, those prepayment premiums cease to be effective.

No mandatory redemption or sinking fund provisions are provided for in the Note.  However, the Note is subject to certain additional terms and conditions, including certain remedies in connection with certain customary events of default.

In connection with the sale of the Note, the Company entered into a Purchase Agreement relating to the sale of the Note, which includes certain customary representations and warranties, and pursuant to which the Company agreed to comply with certain customary affirmative and negative covenants during the period the Note is outstanding.

In connection with the sale of the 10% Note, the Company also issued the noteholder a Warrant, expiring on February 5, 2024 and providing for the purchase of up to 37,500 shares of Common Stock at an exercise price of $0.50 per share.  Exercise of the warrant is subject to certain additional terms and conditions, including a limitation on exercise in the event it would result in the noteholder (together with its affiliates) beneficially owning in excess of 4.99% of the issued and outstanding Common Stock.

The foregoing description of the Note, Purchase Agreement and Warrant do not purport to be complete and are qualified in their entirety by reference to the form of Note, Purchase Agreement and Warrant filed hereto as Exhibit 10.1, 10.2 and 10.3, respectively.

In connection with the offerings, pursuant to an Engagement Agency Agreement dated December 7, 2018 with Garden State Securities Inc. (the “Placement Agent”), the Company paid the Placement Agents an aggregate cash fee representing 5% of the gross amount paid by the purchasers and warrants to purchase an aggregate of 3,750 shares of Common Stock (the “Compensation Warrants”) substantially similar to the Warrants.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference into this Item 3.02.

The offer and sale of the Notes (and the shares of Common Stock into which the Notes are convertible) were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, including pursuant to Rule 506 thereunder, because, among other things, the transaction did not involve a public offering, the purchasers are accredited investors who acquired the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Form of Convertible Promissory Note

10.2	Form of Securities Purchase Agreement

10.3	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XSPORT GLOBAL, INC.

Date: February 15, 2019	By:	/s/ Robert Finigan, Jr.
Robert Finigan Jr.
Chief Executive Officer